EXHIBIT 23.1





                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-60999 and Form S-3 No. 333-50521 and related Prospectus) of Price Enterprises, Inc. pertaining to the Price Enterprises' 1995 Combined Stock Grant and Stock Option Plan and the Price Enterprises Directors' 1995 Option Plan and for the registration of 1,500,000 shares of common stock, respectively, of our report dated June 24, 1998, with respect to the statements of revenue over specific operating expenses of the Sacramento Office Complex of Price Enterprises, Inc. included in its Current Report on Amendment No. 1 to Form 8-K dated May 1, 1998, filed with the Securities and Exchange Commission.




                                       /s/ Ernst & Young LLP


San Diego, California
July 28, 1998



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